EXHIBIT 10.2

RESTRICTED STOCK AWARD AGREEMENT

under the

UNUMPROVIDENT Corporation

STOCK PLAN OF 1999

Name	Amount of Award	Date of Award

1. Grant of Shares. UnumProvident Corporation (the “Corporation”) hereby grants to the Grantee named above (the “Grantee”), as additional compensation for services rendered, and subject to the restrictions and the other terms and conditions set forth in the UnumProvident Corporation Stock Plan of 1999 (the “Plan”) and in this agreement (this “Agreement”), the number of shares indicated above of the Corporation’s $0.10 par value common stock (the “Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Plan.

2. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares which are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If the Grantee’s employment with the Corporation or any Parent or Subsidiary terminates for any reason other than as set forth in any of paragraphs (b) through (d) of Section 3 hereof, then the Grantee shall forfeit all of the Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination and such Restricted Shares shall be reconveyed to the Corporation without further consideration or any act or action by the Grantee.

The restrictions imposed under this Section shall apply to all shares of the Corporation’s Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the common stock of the Corporation.

3. Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of the following:

(a) As to the following numbers of Restricted Shares awarded hereunder (adjusted proportionately in the event of any change in the total numbers of Restricted Shares) on the following respective dates:

Number of Shares	Date of Termination of Restrictions

(b) On the date of termination of the Grantee’s employment with the Corporation or any Parent or Subsidiary because of his or her death, Disability, normal retirement at age 65 or older without regard to years of service, early retirement at ages from 55 to and including 64 for persons having at least fifteen (15) years of service with the Corporation; with the approval of the Compensation Committee, early retirement at ages from 55 to and including 64 for a person having fewer than fifteen (15) years of service with the corporation; or

(c) On the date specified by the Committee or as otherwise established in the Plan in the event of an acceleration of vesting under Article 11 of the Plan, which includes Change in Control; or

(d) On the effective date of the dissolution or liquidation of the Corporation.

4. Delivery of Shares. The Shares will be issued in the name of the Grantee as Restricted Stock and will be held by the Corporation during the Restricted Period. During such period, the Shares may be evidenced in such manner as the Corporation shall determine, including, without limitation, registration by book entry. If certificates representing the Shares are registered in the name of Grantee prior to the lapse of the applicable forfeiture provisions, such certificates shall bear a legend in substantially the following form:

This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Agreement between the registered owner of the shares represented hereby and UnumProvident Corporation. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the office of UnumProvident Corporation.

As soon as practicable after vesting of the Shares due to the lapse of applicable forfeiture provisions, the Shares will be issued, free of the foregoing legend, and delivered either to the Grantee or his or her legal representative in certificated form or, at the request of the Grantee, transferred to Grantee’s brokerage account or otherwise held in book-entry form. In any case, delivery may be postponed for such period as may be required for the Corporation with reasonable diligence to comply if deemed advisable by the Corporation, with registration requirements under the Securities Act, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

5. Voting and Dividend Rights. The Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during the Restricted Period.

6. Restrictions on Transfer and Pledge. The Restricted Shares may not be pledged, encumbered, or hypothecated to or in favor of any party other than the Corporation or a Parent or Subsidiary, or be subject to any lien, obligation, or liability of the Grantee to any other party other than the Corporation or a Parent or Subsidiary. The Restricted Shares are not assignable or transferable by the Grantee other than by will or the laws of descent and distribution.

7. Changes in Capital Structure. In the event a stock dividend is declared upon the Stock, the shares of Stock then subject to this Agreement shall be increased proportionately. In the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Corporation or of another corporation, whether through reorganization, recapitalization, reclassification, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such share of Stock then subject to this Agreement the number and class of shares into which each outstanding share of Stock shall be so exchanged.

8. No Right of Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Corporation or any Parent or Subsidiary to terminate the Grantee’s employment at any time, nor confer upon the Grantee any right to continue in the employ of the Corporation or any Parent or Subsidiary.

9. Payment of Taxes. The Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in the Grantee’s gross income for federal income tax purposes, pay to the Corporation, or make other arrangements satisfactory to the Corporation regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The withholding requirement may be satisfied, in whole or in part, by withholding from the award Shares having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Corporation under this Agreement will be conditional on such payment or arrangements, and the Corporation, and, where applicable, its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee.

10. Grantee’s Covenant. The Grantee hereby agrees to use his best efforts to provide services to the Corporation in a workmanlike manner and to promote the Corporation’s interests.

11. Amendment. The Committee may amend, modify or terminate this Agreement without approval of the Grantee; provided, however, that such amendment, modification or termination shall not, without the Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested on the date of such amendment or termination.

12. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

13. Successors. This Agreement shall be binding upon any successor of the Corporation, in accordance with the terms of this Agreement and the Plan.

14. Severability. If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

15. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Corporation must be addressed to:

UnumProvident Corporation

2211 Congress Street, S215

Portland, Maine 04122

Attn: Executive Compensation, Human Resources

or any other address designated by the Corporation in a written notice to the Grantee. Notices to the Grantee will be directed to the address of the Grantee then currently on file with the Corporation, or at any other address given by the Grantee in a written notice to the Corporation.

16. Waiver and Release. In consideration for the granting of stock, Grantee agrees to waive all claims whether known or unknown that Grantee may have against the Corporation, its affiliates, officers, directors, agents or employees arising out of or related to Grantee’s employment, except for those claims against the benefit plans of the Corporation. This waiver specifically includes all claims under the Age Discrimination in Employment Act of 1967, as amended, but does not apply to those claims arising after the date of execution. Grantee (a) should consult an attorney if desired; (b) has twenty-one (21) days to consider this waiver and release; and (c) may revoke this waiver and release within seven (7) days of execution upon written notice to Vice President, Employment and Labor, Law Department, UnumProvident Corporation, 1 Fountain Square, Chattanooga, Tennessee 37402. The waiver and release will not become enforceable until the expiration of the seven (7) day period.

IN WITNESS WHEREOF, UnumProvident Corporation, acting by and through its duly authorized officers, has caused this Agreement to be executed, and the Grantee has executed this Agreement, all as of the day and year first above written.

UNUMPROVIDENT CORPORATION

By:
(Authorized Signature)

I hereby accept the above Shares grant in accordance with and subject to the terms and conditions set forth above.

I agree that any shares of common stock received by me hereunder will not be sold or otherwise disposed of by me except in a manner in compliance with applicable securities laws.

GRANTEE: